EXHIBIT 23.2

               Consent of Independent Certified Public Accountants

The Board of Directors
Pacific State Bank
Reedsport, Oregon:

     We consent to the use of our report dated June 27, 1997, relating to the financial statements of Pacific State Bank, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP

Portland, Oregon
August 5, 1997





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